Filed pursuant to Rule 424(b)(2)
                                                           File No. 333-137215

Pricing Supplement No. 28 dated October 23, 2006.
(To Prospectus dated September 8, 2006)
This Pricing Supplement consists of 2 pages.

             Hartford Life Insurance Company IncomeNotes(sm)

The description in this pricing supplement of the particular terms of the following series of IncomeNotes(sm) offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

            5.50% Callable Notes due November 15, 2012

CUSIP Number:                     4165X0BD1
Series Number:                    406328
Trade Date:                       October 30, 2006
Issuance Date:                    November 2, 2006
Stated Maturity Date:             November 15, 2012
Interest Rate:                    5.50%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    May 15, 2007
Price to Public:                  100%
Agent's Discount:                 1.10%
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date(s):   November 15, 2008 or any Interest
                                  Payment Date thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Other Provisions Relating         The Bank of New York Trust Company, N.A. is
   to the Notes:                  successor Indenture Trustee under Section
                                  7.14 of the Indenture.

Special Tax Considerations:       None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

          INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of November 2, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+